Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 30, 2014 and is entered into by and between EPIRUS BIOPHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.                                    Borrower has requested Lender to make available to Borrower two (2) term loans (each a “Term Loan Advance” and collectively the “Term Loan Advances”) in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) (the “Maximum Term Loan Amount”); and

B.                                    Lender is willing to make the Term Loan Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“1934 Act” is defined in Section 2.1(e)(iii).

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“ACH Failure” means the failure of the Automated Clearing House (ACH) system to effect a transfer of the funds due to an administrative error in connection with the institution and execution of the ACH Authorization.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means May 1, 2016; provided, however, that if the Milestone Event occurs prior to May 1, 2016, at the request of Borrower, the Amortization Date shall be November 1, 2016.

“Assignee” has the meaning given to it in Section 11.13.

“Board” means Borrower’s board of directors.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by or on behalf of Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Canadian Subsidiary” means Zalicus Pharmaceuticals Limited, a company organized under the laws of Canada and a Foreign Subsidiary of Borrower.

“Cap” is defined in Section 2.1(e)(iii).

“Cash” means all cash, cash equivalents, and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, that is not an Immaterial Subsidiary or the Canadian Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or such Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of equity securities to one or more purchasers, in a single transaction or series of related transactions not registered under the Securities Act, which securities represent, as of immediately following the closing (or, if there be more than one, any closing) thereof, forty percent (40%) or more of the then-outstanding total combined voting power of Borrower.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Common Stock” means the common stock, $0.0001 par value per share, of Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Conditions” is defined in Section 2.1(e)(ii).

“Conversion Election Notice” is defined in Section 2.1(e)(i).

“Conversion Option” is defined in Section 2.1(e)(i).

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Delaware Subsidiary” means EB Sub Inc. (f/k/a BRunning, Inc.), a Delaware corporation and a Subsidiary of Borrower.

“Delivery Date” is defined in Section 2.1(e)(i).

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Draw Period” means the period commencing upon the Closing Date and ending on the earlier to occur of (i) May 30, 2015, and (ii) an Event of Default.

“End of Term Charge” is defined in Section 2.5.

“Equity Rights Letter Agreement” means the Equity Rights Letter Agreement dated as of even date hereof by and between Agent and Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means ninety-hundredths of one percent (0.90%) of the Maximum Term Loan Amount, which is One Hundred Thirty-Five Thousand Dollars ($135,000).

“Financial Statements” has the meaning given to it in Section 7.1.

“Fixed Conversion Price” is defined in Section 2.1(e)(i).

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Borrower whose assets or gross revenue on a consolidated basis with Borrower and all other Subsidiaries of Borrower is equal to or less than ten percent (10%) (individually, and collectively for all Subsidiaries) of the assets or gross revenue of Borrower and its Subsidiaries on a consolidated basis.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary, other than an Immaterial Subsidiary, the Canadian Subsidiary or the Swiss Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Equity Rights Letter Agreement, any subordination agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents as and when due, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations (unless caused by Lender’s failure to make appropriate filings); or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens (unless caused by Lender’s failure to make appropriate filings).

“Maximum Term Loan Amount” shall have the meaning assigned to such term in the preamble to this Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Milestone Event” means confirmation by Agent, in Agent’s reasonable discretion, on or prior to May 1, 2016, that Borrower’s first (1st) patient has been dosed in a pivotal clinical study of BOW015 (infliximab), intended to support an application for market approval in the European Union.

“NASDAQ” is defined in Section 2.1(e)(ii).

“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Account” has the meaning given to it in Section 7.12.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent; (x) Investments in Foreign Subsidiaries (A) approved in advance in writing by Agent, or (B) in an amount necessary to pay ordinary course of business expenses of such Foreign Subsidiary consistent with Borrower’s and such Foreign Subsidiary’s customary practices as they exist on the Closing Date provided that (x) no more than four (4) months of such ordinary course of business expenses in the aggregate in cash balances may be maintained in such Foreign Subsidiary, and (y) no Event of Default has occurred and is continuing or would result therefrom; (xi) joint ventures, strategic alliances, or other comparable collaborations in the ordinary course of Borrower’s business consisting of the licensing or development of Intellectual Property or the providing of technical and manufacturing support in respect thereof in the ordinary course of Borrower’s business, and cash Investments in connection with such licensing and development do not exceed $500,000 in the aggregate in any fiscal year; (xii) Investments consisting of promissory notes in favor of Borrower from Foreign Subsidiaries in connection with Permitted Investments otherwise permitted hereunder, (xiii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent; and (xiv) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) Liens in connection with licenses, development transactions, commercialization and similar arrangements for the use of Intellectual Property; and (vxi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above and (xiv) through (xv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) licenses, development transactions, commercialization and similar arrangements for the use of Intellectual Property and licenses entered into in the ordinary course of business that do not result in a legal transfer of title of the licensed property, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Borrower’s divestiture of Zalicus Pharmaceuticals Ltd or any of its assets, (v) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year, and (vi) transfers of Cash not prohibited hereunder.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Principal Installment Due Date” is defined in Section 2.1(e)(i).

“Principal Installment Payment” is defined in Section 2.1(e)(i).

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“SEC” is defined in Section 2.1(e)(iv).

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant, equity investments, or the Equity Rights Letter Agreement), including any obligation to pay any amount now owing or later arising.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Swiss Subsidiary” means Epirus Switzerland GmbH, a company organized under the laws of Switzerland and a Foreign Subsidiary of Borrower.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” and “Term Loan Advances” are each defined in Recital A hereof.

“Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (i) seven and ninety-five hundredths of one percent (7.95%), or (ii) the sum of (A) seven and ninety-five hundredths of one percent (7.95%), plus (B) the Prime Rate minus three and one quarter of one percent (3.25%).  The Term Loan Interest Rate will change from time to time on the day the Prime Rate changes.

“Term Loan Maturity Date” means April 1, 2018.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the Warrant Agreement dated as of even date hereof by and between Hercules Technology Growth Capital, Inc. and Borrower, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1                               Term Loan.

(a)                                 Advances.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, an initial Term Loan Advance on the Closing Date in an amount of Seven Million Five Hundred Thousand Dollars ($7,500,000). Subject to the terms and conditions of this Agreement, during the Draw Period, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, and Borrower may request, one (1) additional Term Loan Advance in an amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000).  The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.  Proceeds of any Term Loan Advance shall be deposited into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.

(b)                                 Advance Request.  Other than on the Closing Date, to obtain a Term Loan Advance, Borrower shall complete, sign and deliver to Agent an Advance Request (at least five (5) Business Days before the Advance Date).  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)                                  Interest.  The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment.  Borrower will pay interest on each Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date.  Commencing on the Amortization Date, and continuing on the first (1st) Business Day of each month thereafter, until the Secured Obligations are repaid, Borrower shall repay the aggregate principal balance of Term Loan Advances that are outstanding on the day immediately preceding the Amortization Date in equal monthly installments of principal and interest (mortgage style) based upon an amortization schedule equal to thirty (30) consecutive months.  After any change in the effective rate hereunder, Agent shall recalculate future payments of principal and interest to fully amortize the outstanding principal amount over the remaining scheduled monthly payments hereunder prior to the Term Loan Maturity Date.  The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advances, shall be due and payable on Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) with prior notice to Borrower, out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement.  Once repaid, a Term Loan Advance or any portion thereof may not be reborrowed

(e)                                  Optional Payment in Cash or Conversion to Common Stock of Monthly Amount or Prepayment Principal Amount.

(i)                                     Borrower Election for Payment in Cash or Conversion to Common Stock.  Subject to satisfaction of the Conversion Conditions and compliance with the other terms and conditions of this Section 2.1(e), Borrower may elect to pay, in whole or in part, any regularly scheduled installment of principal (a “Principal Installment Payment”) up to an aggregate maximum amount of Two Million Dollars ($2,000,000) by converting a portion of the principal of the Loans into shares of Common Stock in lieu of payment in cash (such option, the “Conversion Option”).  In order to validly exercise a Conversion Option, Borrower (A) must deliver written notice thereof, in the form attached hereto as Exhibit J, to Agent (a “Conversion Election Notice”) five (5) days prior to the applicable due date of the Principal Installment Payment (the “Principal Installment Due Date”) and (B) shall (provided that Borrower’s transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company) credit to Agent on behalf of Lender by no later than the first trading day following the applicable

Principal Installment Due Date (such date, the “Delivery Date”) such aggregate number of shares of Common Stock to be issued to Lender with respect to such Conversion Election Notice, as determined in accordance with this Section 2.1(e) (which shares shall be free of any restrictions on transfer), by no later than the first trading day following the applicable Delivery Date.  All payments in respect of a Principal Installment Payment shall be made in cash, unless (i) Borrower timely delivers a Conversion Election Notice in accordance with the immediately preceding sentence, (ii) Borrower timely credits the shares of Common Stock to Lender, free of restrictive legends, in accordance with this Section 2.1(e) and (iii) the Conversion Conditions are satisfied in respect of such payment.  A Conversion Election Notice, once delivered by Borrower, shall be irrevocable unless otherwise agreed, in writing, by Lender.  If Borrower elects to make a Principal Installment Payment, in whole or in part, through conversion of such amount into shares of Common Stock, the number of such shares of Common Stock to be issued in respect of such Principal Installment Payment shall be equal to the number determined by dividing (x) the principal amount to be paid in shares of Common Stock by (y) the Fixed Conversion Price.  For purposes hereof, the “Fixed Conversion Price” shall be the price which is fifteen percent (15.0%) higher than the applicable Exercise Price (as defined in the Warrant); provided, however, that upon the occurrence of any stock split, stock dividend, combination of shares or reverse stock split pertaining to the Common Stock, the Fixed Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Common Stock issued and outstanding as a result of such stock split, stock dividend, combination of shares or reverse stock split.  Any shares of Common Stock issued pursuant to a Conversion Election Notice shall be deemed to be issued upon conversion of the Note.

(ii)                                  Conversion Conditions.  Notwithstanding the foregoing, Borrower’s right to deliver, and Lender’s obligation to accept, shares of Common Stock in lieu of payment in cash of a Principal Installment Payment is conditioned on the satisfaction of each of the following conditions (the “Conversion Conditions”) as of such Delivery Date: (A) the closing price of the shares of Common Stock as reported by Bloomberg, L.P. on the NASDAQ capital market (the “NASDAQ”) for each of the seven (7) consecutive trading days immediately preceding the Delivery Date shall be greater than or equal to the Fixed Conversion Price; (B) the Common Stock issued in connection with any such payment does not exceed fifteen percent (15.0%) of the total trading volume of the Common Stock for the twenty-two (22) consecutive trading days immediately prior to and including such Delivery Date; (C) only one Conversion Election Notice may be given in any calendar month during the amortization period; (D) the aggregate principal amount to be paid in shares of Common Stock pursuant to Section 2.1(e)(i) of this Agreement shall not exceed Two Million Dollars ($2,000,000); (E) the Common Stock is (and was on each of the twenty-two (22) consecutive trading days immediately preceding such Delivery Date) quoted or listed on the NASDAQ or other national securities exchange; (F) a registration statement is effective and available for the resale of all of the shares of Common Stock to be delivered on such Delivery Date, or such shares of Common Stock are eligible for resale to the public pursuant to Rule 144 without any limitation; (G) after giving effect to the issuance of such shares of Common Stock to Lender, Lender would not (A) beneficially own, together with its affiliates, Common Stock in excess of the limitations specified in subsection (f)(iii) below and (B) have been issued shares of Common Stock pursuant to all Conversion Election Notices in an aggregate amount in excess of the Cap, as defined in subsection (f)(iii) below; (H) as of such Delivery Date, there is no outstanding Event of Default and there is no breach or default that, if left uncured, would result in an Event of Default; and (I) Borrower shall have sufficient authorized but unissued shares of Common Stock to provide for the issuance of the shares of Common Stock pursuant to the Conversion Election Notice.  If any of the Conversion Conditions are not satisfied as of a Delivery Date, Borrower shall not be permitted to pay, and Lender shall not be obligated to accept, the Principal Installment Payment in shares of Common Stock, and Borrower shall instead pay such principal amount in cash; provided, however, that the Conversion Conditions set forth in clauses (A), (B), (C), (E), (F) and (H) above may be waived by a writing executed by both Borrower and Lender.  In the event the Borrower is relying upon an effective registration statement to satisfy clause (F) of the Conversion Conditions, each of the Borrower and Lender shall provide customary indemnification to one another with respect to such registration statement in a form acceptable to the Borrower and Lender.  By no later than the first trading day following the Delivery Date, Borrower shall (provided that Borrower’s transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company) credit to Lender the shares of Common Stock to be delivered by Borrower with respect to the portion of the Principal Installment Payment being paid in shares of Common Stock.

(iii)                               Beneficial Ownership Limitation.  Notwithstanding any provision herein to the contrary, Lender, together with its affiliates, shall not be permitted to beneficially own a number of shares of Common Stock (other than shares that may be deemed beneficially owned except for being subject to a limitation analogous to the limitation contained in this Section 2.1(e)(iii)) in excess of 9.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of Borrower and Lender that Lender, together with its affiliates, not be deemed at any time to have the power to vote or dispose of greater than 9.99% of the number of shares of Common Stock issued and outstanding at any time; provided, however, that Lender shall have the right, upon sixty-one (61) days’ prior written notice to Borrower, to waive the 9.99% limitation of this subsection.  Notwithstanding anything contained herein to the contrary, Borrower shall not be permitted to issue to Lender, and Lender shall not be required to accept, shares of Common Stock pursuant to a Conversion Election Notice if and to the extent such issuance, when taking together with all other issuances pursuant to prior Conversion Election Notices, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the date of this Agreement or (B)  Lender, together with its affiliates, beneficially owning in excess of 19.99% of the outstanding Common Stock (each of clauses (A) and (B) are referred to herein as the “Cap”). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as

amended (the “1934 Act”).  For any reason at any time, upon written or oral request of Lender, Borrower shall within one Business Day, or as soon as reasonably possible, confirm orally and in writing to Lender the number of shares of Common Stock then issued and outstanding as of any given date.

(iv)                              Rule 144. With a view to making available to Lender the benefits of Rule 144 (or its successor rule) and any other similar rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit Lender to sell shares of Common Stock issued pursuant to Section 2.1(e) of this Agreement to the public without registration, Borrower covenants and agrees to:  (i) make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of the shares of Common Stock issued pursuant to Section 2.1(e) of this Agreement may be sold without restriction by Lender pursuant to Rule 144 or any other rule of similar effect; (ii) file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Borrower under the 1934 Act; and (iii) furnish to Lender upon request, as long as Lender owns any shares of Common Stock issued pursuant to Section 2.1(e) of this Agreement, such information as may be reasonably requested in order to avail Lender of any rule or regulation of the SEC that permits the selling of any such shares of Common Stock without registration.

(v)                                 Stock Reservation.  Borrower covenants and agrees to reserve from its duly authorized capital stock not less than the number of shares of Common Stock that may be issuable upon payment of any Principal Installment Payment pursuant to Section 2.1(e) of this Agreement.  Borrower further represents, warrants and covenants that, upon issuance of any shares of Common Stock pursuant to Section 2.1(e) of this Agreement, such shares of Common Stock shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

(vi)                              Authorization.  For so long as Lender holds any shares of Common Stock issued pursuant to Section 2.1(e) of this Agreement, Borrower shall maintain the Common Stock’s authorization for listing on NASDAQ (or on another national securities exchange) and Borrower shall not take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on NASDAQ (or other national securities exchange on which the Common Stock is listed).

2.2                               Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3                               Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4                               Prepayment.  At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all of, or a portion of, the outstanding Advances by paying the entire principal balance, or portion thereof, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first eighteen (18) months following the Closing Date, two percent (2.00%); and thereafter, zero percent (0.0%) (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Agent’s and Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with the applicable Prepayment Charge. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender (in its sole and absolute discretion) agree in writing to refinance the Term Loans prior to the Term Loan Maturity Date.

2.5                               End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations in full, or (iii) the date that the Secured Obligations become due and payable upon acceleration, Borrower shall pay Lender a charge equal to three percent (3.00%) of the aggregate original principal amount of all Term Loan Advances funded by Lender (the “End of Term Charge”).  Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6                               Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.7                               Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender or the outstanding Term Loans.

SECTION 3.  SECURITY INTEREST

3.1                               As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures (but only to the extent such Fixtures do not constitute real property); (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, the Collateral shall not include (a) Intellectual Property, provided, however, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment, (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (c) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (d) any license, lease or contract to the extent and only to the extent that the granting of a security interest in such license, lease or contract would constitute a default under or a breach of such license, lease or contract, as applicable, but only to the extent that such prohibition or default is enforceable under applicable law (including without limitation Sections 9-406, 9-407 and 9-408 of the UCC), provided that upon the termination or expiration of any such prohibition, such license, lease or contract, as applicable, shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the “Collateral.”

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Term Loan Advances hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1                               Initial Advance.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)                                 executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)                                 certified copy of resolutions of Borrower’s Board evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)                                  certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)                                 a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)                                  payment of the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f)                                   such other documents as Agent may reasonably request.

4.2                               All Advances.  On each Advance Date:

(a)                                 Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)                                 The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                  Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)                                 Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3                               No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1                               Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2                               Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3                               Consents.  Borrower’s execution, delivery and performance of the Note(s) (if any), this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4                               Material Adverse Effect.  No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5                               Actions Before Governmental Authorities.  Except as described on Schedule 5.5 or as updated in writing to Lender, there are no adverse actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, which if adversely determined against Borrower or its property, would reasonably be expected to result in liability in excess of $500,000.

5.6                               Laws.  To the best of Borrower’s knowledge, Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7                               Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading at the time such statement was made or deemed made (it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board.

5.8                               Tax Matters.  Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, except with respect to taxes that do not exceed $100,000 in the aggregate, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings), except with respect to taxes that do not exceed $100,000 in the aggregate.

5.9                               Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business.  Except as described on Schedule 5.9, to the best of Borrower’s knowledge, (i) each of the material issued Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s registered Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10                        Intellectual Property.  Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products, except customary covenants in inbound license agreements, equipment leases and real property leases where Borrower is the licensee or lessee.

5.11                        Borrower Products.  Except as described on Schedule 5.11, no Intellectual Property material to Borrower’s business owned by Borrower or Borrower Product material to Borrower’s business has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property material to Borrower’s business (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the best of Borrower’s knowledge, is there a reasonable basis for any such claim.  To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property that is material to Borrower’s business nor the production and sale of Borrower Products that is material to Borrower’s business infringes the Intellectual Property or other rights of others.

5.12                        Financial Accounts.  Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13                        Employee Loans.  Except as permitted by Section 7.7, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14                        Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1                               Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2                               Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (except ten (10) days for non-cancellation of premium) or any other change adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3                               Indemnity.  Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, and representatives (each, an “Indemnified Person”) harmless from and against any and all third party claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1                               Financial Reports.  Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                                 as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if elected by Borrower), including balance sheet and related statements of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                 as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)                                  as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements (except (i) for the absence of footnotes and (ii) that they are subject to normal year end adjustments) as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)                                 in connection with the delivery of the financial statements under clauses 7.1(a), 7.1(b), and 7.1(c) above, as applicable, a Compliance Certificate in the form of Exhibit F;

(e)                                  promptly after the sending or filing thereof, as the case may be, copies of any material proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock (other than in their capacities as management or members of Borrower’s Board) and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(f)                                   financial and business projections promptly following their approval by Borrower’s Board, and in any event, within 30 days after Board approval, but at least annually, as well as budgets, operating plans and other financial information, in each case, reasonably requested by Agent.

(g)                                  Notwithstanding anything herein to the contrary, documents or information required to be delivered pursuant to the terms hereof (to the extent any such documents or information is included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents or information and provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address, or are available at www.sec.gov (or any successor site maintained by the SEC for similar purposes).

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to BJadot@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to BJadot@herculestech.com and BBang@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.

7.2                               Management Rights.  Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon at least five (5) Business Days’ prior notice during normal business hours (provided no notice is required if an Event of Default has occurred and is continuing).  Such examinations shall be conducted no more often than two (2) times per fiscal year unless an Event of Default has occurred and is continuing in which case such examinations shall occur as often as Agent shall determine is necessary.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records during such visit.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3                               Further Assurances.  Borrower shall from time to time, upon the reasonable request of Lender, execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral (subject only to Permitted Liens that have superior priority to Agent’s Lien under this Agreement).  Borrower shall from time to time procure any instruments or documents as may be requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other similar documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4                               Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to Borrower, (ii) inter-company Indebtedness owed by such Subsidiary to another Subsidiary that has executed a Joinder Agreement or (iii) if such Subsidiary has not executed a Joinder Agreement, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that has not executed a Joinder Agreement or (d) as otherwise not prohibited hereunder.

7.5                               Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process that is reasonably likely to result in damages, expenses or liability in excess of $250,000 affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property.  Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process which would result in an Event of Default pursuant to Section 9.6 hereof or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process that is reasonably likely to result in damages or expenses in excess of $250,000 affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property, other than as permitted in the definition of Permitted Transfers.

7.6                               Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7                               Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $350,000 in the aggregate in any fiscal year or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $350,000 in the aggregate in any fiscal year.

7.8                               Transfers.  Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9                               Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10                        Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11                        Corporate Changes.  Neither Borrower nor any Subsidiary that is not an Immaterial Subsidiary or the Canadian Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Subsidiary that is not an Immaterial Subsidiary (taken as a whole with all other Immaterial Subsidiaries for each fiscal year) or the Canadian Subsidiary shall suffer a Change in Control. Borrower shall not relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States.  Neither Borrower nor any Subsidiary that is not an Immaterial Subsidiary or the Canadian Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (A) such relocation is in connection with Permitted Transfers or (B) (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has taken commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent involving Collateral having an aggregate value in excess of $250,000.

7.12                        Deposit Accounts.  Subject to Permitted Investments and Section 7.16 hereof, neither Borrower nor any Subsidiary (other than Swiss Subsidiary) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement. Notwithstanding the foregoing, Delaware Subsidiary may maintain one (1) Deposit Account with Silicon Valley Bank (the “Permitted Account”) provided that (a) the maximum aggregate balance in the Permitted Account shall not exceed $100,000 at any time, and (b) such Permitted Account shall be closed within sixty (60) days after the Closing Date.

7.13                        Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14                        Notification of Event of Default.  Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.15                        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.6 and 7.9 hereof, at the time that any of the Subsidiaries (other than Immaterial Subsidiaries, the Canadian Subsidiary, or the Swiss Subsidiary) holds or maintains assets or property valued in excess of One Million Dollars ($1,000,000) in the aggregate, Borrower shall (a) cause such Subsidiary to become a co-borrower hereunder and execute and deliver a Joinder Agreement, together with such appropriate financing statements and/or Account Control Agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent.  Any document, agreement, or instrument executed or issued pursuant to this Section 7.15 shall be a Loan Document.

7.16                        Post-Closing Deliverables.  Borrower shall deliver to Agent, (a) within twenty (20) Business Days after the Closing Date, in form and substance satisfactory to Agent, (i) endorsements to Borrower’s property and liability policies, which endorsements shall name Agent as loss payee and additional insured and provide that Agent shall receive prior notice of cancellation of such property and liability policies, and (ii) a fully-executed Account Control Agreement by and among Borrower, Agent, and Bank of America, covering Borrower’s account no. xxxx9019, and (b) within five (5) Business Days after the Closing Date, in form and substance satisfactory to Agent, a fully-executed Account Control Agreement by and among Borrower, Agent, and Silicon Valley Bank, covering Borrower’s account no. xxxx0602.

SECTION 8.  RIGHT TO INVEST

8.1                               Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing (as defined in the Equity Rights Letter Agreement) in an amount of up to $1,000,000 on the same terms, conditions and pricing offered to others participating in such Subsequent Financing pursuant to the terms set forth in the Equity Rights Letter Agreement.

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                               Payments.  Borrower fails to pay any amount due under this Agreement, the Notes, or any of the other Loan Documents on the due date (or within three (3) Business Days of the due date, provided that such late payment is due to an ACH Failure); or

9.2                               Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14, 7.15, and 7.16), or any other Loan Document, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of

Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14, 7.15, and 7.16, the occurrence of such default; or

9.3                               Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4                               Representations.  Any representation or warranty made by Borrower in any Loan Document, when taken as a whole, shall have been false or misleading in any material respect when made; or

9.5                               Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6                               Attachments; Judgments.  Any portion of Borrower’s assets having a value in excess of $100,000 is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third-party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $250,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business, and such attachment, seizure, levy, judgment, or enjoinment is not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period; or

9.7                               Other Obligations.  The occurrence and continuation of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

9.8                               Stop Trade.  At any time after Lender has received shares of Common Stock pursuant to the terms set forth in Section 2.1(e), an SEC stop trade order or NASDAQ market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another public market within sixty (60) days of such notice.

SECTION 10.  REMEDIES

10.1                        General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2                        Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3                        No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4                        Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2                        Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Mr. Bryan Jadot

400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

E-mail: BBang@herculestech.com and BJadot@herculestech.com

(b)                                 If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Mr. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

E-mail: BBang@herculestech.com and BJadot@herculestech.com

(c)                                  If to Borrower:

Epirus Biopharmaceuticals, Inc.

Attention: Tom Shea and Robert Ticktin
699 Boylston Street, 8th Floor
Boston, Massachusetts 02116
Telephone:  (617) 600-4313

E-mail: tshea@epirusbiopharma.com

With a courtesy copy to:

Haim Zaltzman
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111-6538
Facsimile: (415) 395-8095
Phone: (415) 395-8870

E-mail: Haim.Zaltzman@lw.com

or to such other address as each party may designate for itself by like notice. Any notice, demand, request, consent, approval, declaration, service of process or other communication delivered to a party to this Agreement shall be effective notwithstanding the failure to deliver a copy thereof to any Person not a party to this Agreement.

11.3                        Entire Agreement; Amendments.

(a)                                 This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated August 8, 2014).

(b)                                 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrower may, or, with the written consent of the Required Lenders, Agent and Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, Agent and all future holders of the Loans.

11.4                        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5                        No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6                        Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent, Lender and Borrower, as applicable, and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7                        Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Subject to Section 11.13, Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default exists or is continuing, Lender may not assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower.

11.8                        Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9                        Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10                 Mutual Waiver of Jury Trial / Judicial Reference.

(a)                                 Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY

RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)                                 If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                                  In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11                 Professional Fees.  Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12                 Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain in connection with this Agreement or any Loan Document or the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the written prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13                 Assignment of Rights.  Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14                 Termination; Revival of Secured Obligations.  This Agreement, and the security interest granted herein, and the other Loan Documents shall terminate upon the payment in full of the Secured Obligations (other than inchoate indemnity obligations).  Agent and Lender agree, at the sole expense of Borrower, to execute any documents or filings reasonably requested by Borrower to effectuate the foregoing.  Notwithstanding the foregoing, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender, in each case to the extent (and only to such extent) that Agent or Lender are required to disgorge any payments or other amounts received in connection with the Term Loans.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Agent or Lender in Cash of the Secured Obligations (other than any inchoate indemnity obligations).

11.15                 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16                 No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and Borrower.

11.17                 Agency.

(a)                                 Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)                                  Agent in Its Individual Capacity.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)                                 Exculpatory Provisions.  Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent shall not:

(i)             be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)          have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)       except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its affiliates that is communicated to or obtained by any Person serving as Agent or any of its affiliates in any capacity.

(e)                                  Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)                                   Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g)                                  Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18                 Publicity.  None of the parties hereto nor any of its respective member businesses and affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

EPIRUS BIOPHARMACEUTICALS, INC.

	Signature:	/s/ Tom Shea

	Print Name:	Tom Shea

	Title:	Chief Financial Officer

Accepted in Palo Alto, California:

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ Ben Bang

	Print Name:	Ben Bang

	Title:	Assistant General Counsel

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ Ben Bang

	Print Name:	Ben Bang

	Title:	Assistant General Counsel

[Signature page to Loan and Security Agreement]

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Promissory Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Exhibit J:	Conversion Election Notice

Schedule 1	Subsidiaries
Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products

2

EXHIBIT A

ADVANCE REQUEST

To:	Agent:	Date:	, 2014

Hercules Technology Growth Capital, Inc. (the “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

EPIRUS BIOPHARMACEUTICALS, INC. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                                            Dollars ($                                ) on                             ,            (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)                                 Issue a check payable to Borrower

or

(b)                                 Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.  Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

3

Except as permitted by the Agreement, Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [              ], 20[   ].

BORROWER:

EPIRUS BIOPHARMACEUTICALS, INC.

SIGNATURE:
TITLE:
PRINT NAME:

4

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	Epirus Biopharmaceuticals, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3201859

Borrower hereby represents and warrants to Agent that the street addresses,  cities, states and postal codes of its current locations are as follows:

699 Boylston Street, 11th Floor, Boston  MA 02116

5

EXHIBIT B

PROMISSORY NOTE

$[ ],000,000	Advance Date: , 20[ ]

Maturity Date: , 20[ ]

FOR VALUE RECEIVED, EPIRUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [  ] Million Dollars ($[  ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the greater of either (i) seven and ninety-five hundredths and of one percent (7.95%), or (ii) the sum of (A) seven and ninety-five hundredths and of one percent (7.95%), plus (B) the Prime Rate minus three and one quarter of one percent (3.25%) per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated [              ], 20[  ], by and among Borrower, Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) to the extent provided under the Loan Agreement, to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All payments shall be made in accordance with the Loan Agreement, including the right of Borrower to pay a portion of the amounts due and owing under this Promissory Note in shares of Common Stock in accordance with, and subject to the limitations set forth in, Section 2.1(e) of the Loan Agreement (including the requirement that any shares of Common Stock issuable by Borrower upon conversion of this Note are subject to an effective resale registration statement or are eligible for resale to the public pursuant to Rule 144 without any limitation). All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default that is continuing under the Loan Agreement shall constitute a default under this Promissory Note.

To the extent permitted by applicable law, Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.   Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California.  This Promissory

Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	EPIRUS BIOPHARMACEUTICALS, INC.

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.  Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Epirus Biopharmaceuticals, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3201859

2.  Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: Zalicus, Inc.; Combinatorx, Inc.

Used during dates of:  9/9110- 7/15/14; 12/10/04-9/8/10

Type of Organization:  Corporation; Corporation

State of organization:  Delaware; Delaware

Organization file Number: 3201859

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 04-3514457

3.  Borrower re resents and warrants to Agent that its chief executive office is located at 699 Boylston Street, 11th Floor, Boston  MA 02116.

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

Patents

None

Trademarks

Applications (by assignment)

•                  IN MARKET, FOR MARKET US (85-490,312)

•                  SCALE US (85-490,302)

Registered

•                  EPIRUS Biopharmaceuticals (4,522,926)

Copyrights

None

Licenses

•                  License Agreement dated as of April10, 2013, by and between Epirus Biopharmaceuticals, Inc. and Bioceros B.V., as amended June 17, 2013.

•                  Second Definitive License Agreement dated as of October 1, 2013, by and between Epirus Biopharmaceuticals, Inc. and Bioceros Holding B.V.

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated [               ], 20[  ] as may be amended from time to time, (hereinafter referred to as the “Loan Agreement”) by and among Hercules Technology Growth Capital, Inc., as agent for the Lender (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”), and Epirus Biopharmaceuticals, Inc. (the “ Borrower”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of Borrower, knowledgeable of all Borrower financial matters, and is authorized to provide certification of information regarding Borrower; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, Borrower is in compliance in all material respects for the period ending                        of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.  Attached are the required documents supporting the above certification.  The undersigned further certifies, in such capacity, that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 150 days

Very Truly Yours,

EPIRUS BIOPHARMACEUTICALS, INC.

By:

Name:

Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between                                    ., a                        corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A.  Subsidiary’s Affiliate, EPIRUS BIOPHARMACEUTICALS, INC. (“Borrower”) [has entered/desires to enter] into that certain Loan and Security Agreement dated [         ], 20[  ], with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.              The recitals set forth above are incorporated into and made part of this Joinder Agreement.  Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.              By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [        ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Borrower’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Borrower satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements.  To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Borrower and not to Subsidiary or any other Person or entity.  By way of example (and not an exclusive list): (i) Agent’s providing notice to Borrower in accordance with the Loan Agreement or as otherwise agreed among Borrower, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Borrower shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.              Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.              Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301

Re:  Loan and Security Agreement dated                                 (the “Agreement”) by and among Epirus Biopharmaceuticals, Inc. (“Borrower”), Hercules Technology Growth Capital, Inc., as agent (“Agent”) and the lenders party thereto (collectively, the “Lender”)

In connection with the above referenced Agreement, Borrower hereby authorizes Agent to initiate debit entries for (i) the periodic payments due under the Agreement and (ii) with prior notice to Borrower, out-of-pocket legal fees and costs incurred by Agent or Lender pursuant to Section 11.11 of the Agreement to Borrower’s account indicated below.  Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

EPIRUS BIOPHARMACEUTICALS, INC.

(Borrower)(Please Print)

By:

Date:

EXHIBIT J

CONVERSION ELECTION NOTICE

[INSERT DATE]

Hercules Technology Growth Capital, Inc., as agent
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated              , 2014 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc., agent, the lenders party thereto and Epirus Biopharmaceuticals, Inc. (the “ Borrower”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

Borrower hereby irrevocably elects to make the Principal Installment Payment in the amount of $                   due on [                ] (the “Delivery Date”) in shares of Common Stock in accordance with Section 2.1(e) of the Loan Agreement.(1)  The number of shares of Common Stock to be delivered to Lender, on or prior to the Delivery Date, is [                          ], which amount was determined in accordance with Section 2.1(e) of the Loan Agreement.  The stock certificates shall be delivered free and clear of any restrictive legends.

Borrower hereby represents, warrants and certifies to Lender that, as of the date hereof, all of the Conversion Conditions have been satisfied.  Borrower acknowledges and agrees that its right to pay the Principal Installment Payment in Common Stock in accordance with this Conversion Election Notice is subject to the satisfaction of all of the Conversion Conditions on the Delivery Date and, to the extent any of the Conversion Conditions are not satisfied on the Delivery Date, Borrower shall pay the Principal Installment Payment in cash.

Sincerely,

EPIRUS BIOPHARMACEUTICALS, INC.

By:

Name:

Its:

(1) Note: In accordance with Section 2.1(e) of the Loan Agreement, the Delivery Date must be at least 10 days following the date of delivery of this Conversion Election Notice.

SCHEDULE 1.1

COMMITMENTS

LENDER	TERM COMMITMENT

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.	$15,000,000

TOTAL COMMITMENTS	$15,000,000